Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 1st day of September, 2011 (the “Effective Date”), by and between Nova Lifestyle Inc., a Nevada corporation (the “Company”), and Thanh H. Lam, an individual and resident of the State of California (the “Executive”).

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company;

WHEREAS, the parties desire for this Agreement to supersede and replace in its entirety the original employment agreement between the parties entered on June 30, 2011.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. EMPLOYMENT.

1.1 Agreement to Employ. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

1.2 Duties and Schedule. The Executive shall serve as the Company’s President and be responsible for management of the entire Company. The Executive shall report directly to the Chief Executive Officer of the Company and to the Board of Directors (the “Board”) and shall have such responsibilities as designated by the Chief Executive Officer and Board to the extent that such responsibilities are not inconsistent with all applicable laws, regulations and rules. This is a full-time, exempt position, and the Executive shall devote her best efforts on behalf of the Company.

2. TERM OF EMPLOYMENT. Unless the Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ the Executive for a one-year term commencing on the Effective Date (the “Term”), which Term shall be renewable upon mutual agreement of the Company and the Executive, as approved by the Board.

3. COMPENSATION.

3.1 Salary. The Executive’s salary during the Term shall be $80,000 per year (the “Salary”), payable monthly.

3.2 Bonus. At the sole discretion of the Board, or any committee duly designated by the Board and authorized to act thereto, the Executive shall be eligible for an annual cash bonus.

3.3 Vacation. The Executive shall be entitled to 8 days of paid vacation per year. In the event that the Executive remains employed by the Company 3 years past the end of the Term, the Executive shall be entitled to 12 days of paid vacation.

3.4 Business Expenses. The Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by the Executive; provided that they are incurred and approved in writing in accordance with the Company’s expense policy.

4. TERMINATION.

4.1 Trial Term. For the first 3 months of the Term (the “Trial Term”), the Company may terminate the employment hereunder for any reason and such termination shall take effect upon the delivery of a Notice of Termination to the Executive. The Executive shall be entitled solely to accrued and unpaid Salary through such effective date.

4.2 Death. This Agreement shall terminate immediately upon the death of the Executive and the Executive’s estate or the Executive’s legal representative, as the case may be, shall be entitled to the Executive’s accrued and unpaid Salary and vacation as of the date of the Executive’s death, plus all other compensation and benefits that were vested through the date of the Executive’s death.

4.3 Disability. In the event of the Executive’s Disability, this Agreement shall terminate and the Executive shall be entitled to (a) accrued and unpaid Salary and vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined. For purposes of this Agreement, the “Disability” shall mean the inability of the Executive, due to illness, accident or any other physical or mental incapacity, to perform substantially all of her duties for a period of 3 consecutive months or for a total of 6 months (whether or not consecutive) in any 12-month period during the term of her employment, as reasonably determined by the Board (excluding the Executive if the Executive is a member of the Board at such time) in its sole discretion on a good faith basis or in the opinion of a physician selected by the Board and reasonably acceptable to the Executive.

4.4 Termination by Company for Cause. The Company may terminate the Executive for Cause without notice and such termination shall take effect upon the receipt by the Executive of the Notice of Termination. Upon the effective date of the termination for Cause, the Executive shall be solely entitled to accrued and unpaid Salary through such effective date. For the purposes of this Agreement, “Cause” shall mean (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) refusal or failure materially to perform her duties and responsibilities to the Company for a period of at least 10 days, which continues after the Executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty to the Company and that materially harms the Company or conduct that constitutes breach of fiduciary duty involving personal profit; (iv) conviction, or the entry of a plea of guilty or nolo contendere by the Executive, of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (v) the use of drugs or alcohol that interferes materially with the Executive’s performance of her duties; or (vi) material breach of any provision of this Agreement.

4.5 Voluntary Termination by the Executive. The Executive may voluntarily terminate her employment for any reason and such termination shall take effect 30 days after the receipt by Company of the Notice of Termination. Upon the effective date of such termination, the Executive shall be entitled to (a) accrued and unpaid Salary and vacation through such termination date; and (b) all other compensation and benefits that were vested through such termination date. In the event the Executive is terminated without notice, it shall be deemed a termination by the Company for Cause.

4.6 Notice of Termination. Any termination of the employment by the Company or the Executive shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination is for Cause, the date on which the Executive’s employment is to be terminated.

4.7 Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

4.8 Severance. The Executive shall not be entitled to severance payments upon any termination provided in Section 4 herein.

5. EMPLOYEE’S REPRESENTATION. The Executive represents and warrants to the Company that: (a) she is subject to no contractual, fiduciary or other obligation which may affect the performance of her duties under this Agreement; (b) she has terminated, in accordance with their terms, any contractual obligation which may affect her performance under this Agreement; and (c) her employment with the Company will not require her to use or disclose proprietary or confidential information of any other person or entity.

6. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Board of Directors of the Company in writing, during the time the Executive is employed by the Company or at any time thereafter, the Executive shall not use for her personal purposes nor divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company (the “Confidential Information”), whether developed by herself or by others. Such Confidential Information encompassed by this Section 6 includes, but is not limited to, the Company’s customer and supplier lists, business plans, software, systems, and financial, marketing, and personnel information. The Executive agrees to refrain from any acts or omissions that would reduce the value of any Confidential Information to the Company, both during her employment hereunder and at any time after the termination of her employment. The Executive’s obligations of confidentiality under this Section 6 shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by the Executive.

7.  NON-COMPETITION; NON-SOLICITATION; INVENTIONS. The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company which relationships constitute goodwill of the Company, and agrees not to misappropriate such goodwill. Accordingly, the Executive agrees as follows:

7.1  No Conflict of Interest.  During the Executive’s employment with the Company, the Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender or agent of any business enterprise of the same nature as, or that is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the Executive’s employment with the Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists, the Company may ask the Executive to choose to discontinue the other work or resign employment with the Company; provided, however, that nothing in this Agreement will prevent the Executive from owning up to 1% of the equity securities of a corporation whose stock is listed on a national securities exchange or up to 5% of any privately held corporation.

7.2 Non-Competition. During the employment of the Executive under this Agreement and for a period of six (6) months after termination of such employment, in order to help, among other things, ensure the security of the Company’s Confidential Information, the Executive shall not at any time compete on her own behalf, or on behalf of any other person or entity, with the Company or any of its affiliates within all territories in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the employment of the Executive under this Agreement. The ownership by the Executive of not more than 5% of a corporation, partnership or other enterprise shall not constitute a violation hereof.

7.3  Non-Solicitation. During the employment of the Executive under this Agreement and for a period of twelve (12) months after termination of such employment, the Executive shall not at any time (i) solicit or induce, on her own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (ii) solicit or induce, on her own behalf or on behalf of any other person or entity, any customer or Prospective Customer of the Company or any of their respective affiliates to reduce its business with the Company or any of its affiliates. For the purposes of this Agreement, “Prospective Customer” shall mean any individual, corporation, trust or other business entity which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or affiliate.

7.4 Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered, and all patents for the same, by the Executive while she is in the service of the Company and that (a) were developed using equipment, supplies, facilities or trade secret information of the Company, (b) result from work performed by her for the Company, or (c) relate at the time of conception or reduction to practice of the invention to the Company’s business or current or anticipated research and development. To the extent applicable, all copyrightable works shall be considered works made for hire owned exclusively by the Company. During the Term, the Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, the Executive shall do all acts reasonably necessary or required by the Company to give effect to this section. In all cases, the Company shall pay all costs and fees associated with such acts by the Executive. Notwithstanding the foregoing, if the Executive is employed by the Company in the State of California, then this Agreement does not require assignment of any invention that the Executive cannot be obligated to assign under Section 2870 of the California Labor Code (“Section 2870”); however, the Executive will disclose in confidence to the Company any invention regardless of whether she believes the invention is protected by Section 2870 in order to permit the Company to engage in a review process to determine such issues as may arise.

7.5 Return of Property. The Executive agrees that all property in the Executive’s possession that she obtains or is assigned in the course of her employment with the Company, including, without limitation, all documents, reports, manuals, memoranda, customer lists, credit cards, keys, access cards, and all other property relating in any way to the business of the Company, is the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property. The Executive shall return to the Company all such property immediately upon termination of employment or at such earlier time as the Company may request.

7.6  Court Ordered Revisions. If any portion of this Section 7 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 7 shall apply with such modifications necessary to make this Section 7 valid and enforceable. Any portion of this Section 7 not required to be so modified shall remain in full force and effect and not be affected thereby.

7.7 Specific Performance. The Executive acknowledges that the remedy at law for any breach of any of the provisions of Section 7 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance.

8. MISCELLANEOUS.

8.1 Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold the Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, the Executive’s employment by the Company, other than any such Losses incurred as a result of the Executive’s negligence or willful misconduct. The Company shall, or shall cause a subsidiary thereof to, advance to the Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Executive is not entitled to be indemnified by the Company or any subsidiary thereof. The Company will provide the Executive with coverage under all directors and officers liability insurance policies that it has in effect during the Term, with no deductible to the Executive.

8.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by an international mail courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thanh H. Lam
c/o Nova Lifestyle, Inc.
6541 East Washington Blvd.
Commerce, CA 90040

If to the Company:

6541 East Washington Blvd.
Commerce, CA 90040
Attn:  Chief Executive Officer

With a copy to (which shall not constitute notice):

Newman & Morrison LLP
44 Wall Street, 20th Floor
New York, NY 10005
Fax: (212) 232-0386

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when delivered to the addressee.

8.5 Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10 Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11 Successors. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s estate, heirs, beneficiaries, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.12 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.13 Representation by Counsel. Each of the parties hereto hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:	NOVA LIFESTYLE, INC.

/s/ Thanh H. Lam	/s/ Ya Ming Wong
Thanh H. Lam	Ya Ming Wong
Chief Executive Officer